Exhibit VII

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement (Schedule B No. 333-102986), including any amendments thereto and in the related prospectus of our report dated March 10, 2006 with respect to the financial statements of Nordic Investment Bank (“NIB”) included in this Annual Report on Form 18-K of NIB for the fiscal year ended December 31, 2005 and to the reference to Ernst & Young under the caption “Experts” in the prospectus that is a part of the Registration Statement, and any related prospectus supplement or pricing supplement.

Ernst & Young

/s/ Erik Mamelund	/s/ Per-Olof Johansson
Erik Mamelund	Per-Olof Johansson
Ernst & Young AS	Ernst & Young
Oslo, Norway	Helsinki, Finland

November 2nd, 2006